EXHIBIT 10.31


                               Aura Systems, Inc.
                                   Term Sheet


Instrument                          Registered common shares of the Company

Purchase Price                      $0.30 per share

Amount                              $4 million

Shares to be Issued                 13,333,333 common shares

Use of Proceeds                     Re-purchase of secured note payment
                                    converted into registered common shares

Closing                             By February 22, 2002

Documentation                       Company will provide registered common
                                    shares by March 1, 2002

Conditions                          Company  will raise a minimum of $15
                                    million in preferred shares offering
                                    by March 7, 2002.  If not,  purchase
                                    price of shares reduced to $0.25 per
                                    share

                                    Anti-dilution   protection  for  one
                                    year  period in that any  adjustment
                                    will be to lowest  stock  sale price
                                    from closing of this transaction

                                    To be paid in registered shares under same terms above in agreements



On behalf of Aura Systems, Inc.

         /s/_________________________ on this date_________________
         Zvi (Harry) Kurtzman

On behalf of Investor Group:                         Amount: _______________

         /s/_________________________ on this date_________________
         Bruce Cowen